Form 4 - Exhibit 99
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Name of Reporting Person: Mark R. Aikins
Name of Issuer:           Monmouth Community Bancorp (MCBK)
Transaction Date:         November 18, 2004

               Explanation of Responses and Additional Information
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In addition to the shares of Common Stock of the Issuer reported on the Form 4 filed in connection herewith, the reporting person indirectly owns 576 shares held by the reporting person for the benefit of his children under the Uniform Transfers to Minors Act. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of
Section 16 or for any other purpose. The number of shares beneficially held by the reporting person as reported on the Form 4 and in this Exhibit have been adjusted accordingly to account for the 5% stock distributions made to the shareholders of Monmouth Community Bancorp on December 31, 2003, 2002, 2001 and 2000, respectively, and to account for the 6 for 5 stock split effected July 15, 2004.